10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET: FOR RELEASE: DATE:	MCBC Immediate April 28, 2014

Macatawa Bank Corporation Declares Dividend

Holland, Michigan, April 28, 2014 – Macatawa Bank Corporation (Nasdaq: MCBC) (the "Company" or "Macatawa") today announced that its Board of Directors has declared a quarterly cash dividend of $0.02 per share of its common stock to be paid on May 29, 2014 to shareholders of record on May 8, 2014.

This payment marks the second consecutive quarterly cash dividend since resumption of payment of cash dividends to common shareholders after a hiatus of over five years.  Last quarter, the Company's Board of Directors resumed payment of quarterly cash dividends to common shareholders given Macatawa’s strong capital position, consistent earnings performance over the last few years, and resolution of all previous regulatory orders last year.  Further, in the second half of 2013, Macatawa prepaid and redeemed the Company's subordinated debt, resumed paying interest on its trust preferred securities and completed an exchange of all of its outstanding preferred stock for common stock and cash, all of which also paved the way for resuming dividends to common shareholders.

"We are pleased to announce another dividend," said Richard L. Postma, Chairman of the Company.  "This reflects our intention to establish a consistent pattern of paying quarterly dividends given the improved financial condition and earnings performance of the Company."

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank.  Macatawa Bank offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County.  Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services.  The Company emphasizes its local management team and decision making and providing excellent service and superior financial products to its customers.

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CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  The declaration and payment of each future dividend to common shareholders will be considered by the Board of Directors in its discretion and will depend on a number of factors, including our financial condition, liquidity, profits and anticipated profitability.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2013.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.